EXHIBIT 10.11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) dated as of the 1st day of November, 2004, between UMB Financial Corporation, a Missouri corporation having its principal place of business in Kansas City, Missouri (“UMB”), and R. Crosby Kemper, Jr., an individual residing at 5049 Wornall, Kansas City, Missouri (“Consultant”).

After a lengthy career as a senior officer of UMB and as chairman of the Board of Directors of UMB, Consultant recently retired from all UMB positions and offices, and as a director of UMB and its subsidiaries. UMB has concluded that it would greatly benefit from a transition arrangement with Consultant under which it would have access to the “institutional knowledge” developed by Consultant, and from Consultant’s background and expertise in certain areas of bank operations and credit underwriting. Accordingly, UMB and Consultant desire to enter into an agreement under which Consultant agrees to provide certain consulting services to UMB for a specified period of time.

Therefore, in consideration of the mutual promises set forth in this Agreement, the payment of the consideration described in Section 2 below, and the services to be provided by Consultant to UMB, UMB and Consultant hereby agree as follows:

1. Performance of Consulting Services

Consultant will make himself available to UMB and provide advice and consulting services to UMB on the credit underwriting process and the evaluation and administration of significant credit relationships (the “Consulting Services”). The Consulting Services will be provided personally by Consultant as an independent contractor, as communicated by its Board of Directors. UMB shall not supervise Consultant’s performance of the Consulting Services, and Consultant may perform the Consulting Services during the hours and at the location(s) of his choosing, as appropriate, based on the nature of each assignment. Consultant acknowledges that as an independent contractor, Consultant is responsible for payment of all taxes, including Federal, State and local income taxes and self-employment taxes arising out of his performance under this Agreement.

2. Compensation, Term and Termination.

As compensation for providing the Consulting Services, UMB shall pay to Consultant a monthly fee, payable bi-weekly, in the sum of $25,000.00 per month during the first two months that this Agreement is in effect, and $12,500.00 per month during the remaining period of time that this Agreement is in effect. Unless terminated earlier by either party pursuant to their rights set forth below, this Agreement shall be in effect until February 22, 2007. After this Agreement has terminated, UMB shall have no further obligation to pay any fee or other compensation to Consultant, and Consultant shall have no further obligation hereunder to provide further Consulting Services to UMB.

3. Support provided by UMB.

UMB will provide certain working condition fringe benefits for Consultant’s use during the period of time that this Agreement is in effect, including an automobile and secretarial and administrative support and office facilities in its 1010 Grand Blvd Building, comparable to those that were provided to him while he was employed by UMB.

4. Miscellaneous

This Agreement: (a) may not be amended except in a writing executed by both parties; (b) shall be governed by and construed in accordance with the laws of the State of Missouri; (c) shall be binding upon and inure to the benefit of UMB and Consultant and their respective successors, executors, administrators, legatees, distributees, and permitted assignees. If any portion of this Agreement is deemed to be unenforceable, the balance of this Agreement shall nevertheless continue in effect and any court may enforce any provision to the he extent permitted by law, even though the entire Agreement may not be enforced. Consultant may not assign this Agreement or its rights or obligations under this Agreement to any other entity or person.

IN WITNESS WHEREOF the undersigned have duly executed this Agreement as of the date first above written.

R. CROSBY KEMPER, JR.	UMB FINANCIAL CORPORATION

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